                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-83781-01


PROSPECTUS SUPPLEMENT

(To Prospectus dated August 6, 1999)

       (LOGO)

SUMMIT PROPERTIES LOGO

SUMMIT PROPERTIES PARTNERSHIP, L.P.

$250,000,000

Medium-Term Notes
Due Nine Months or More from Date of Issue

The following terms may apply to the notes. The final terms of each note will be specified in a pricing supplement. For more information, see "Description of Notes."

- Mature nine months or more from the date of issue
- Denominated and/or payable in United States dollars or a foreign currency or currency units
- May be subject to redemption at our option or repurchase at the option of the holder
- Fixed or floating interest rate. The floating interest rate formula may be based on:

   --  CD Rate
   --  CMT Rate
   --  Commercial Paper Rate
   --  Eleventh District Cost of Funds Rate
   --  Federal Funds Rate
   --  LIBOR
   --  Prime Rate
   --  Treasury Rate
   -- Any other interest rate basis or interest rate formula specified in a pricing supplement

- Fixed rate notes may bear no interest when issued at a discount from the principal amount due at maturity
- Certificated or book-entry form
- Interest paid on fixed rate notes as specified in a pricing supplement and on the maturity date
- Interest paid on floating rate notes monthly, quarterly, semi-annually or annually
- Minimum denominations of $1,000, increased in multiples of $1,000

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------------------------------------------
                                PRICE TO             AGENTS'                     PROCEEDS
                                PUBLIC               DISCOUNTS                   TO SUMMIT
-------------------------------------------------------------------------------------------------------------------
Per note                        100%                 .125%-.750%                 99.875%-99.250%
-------------------------------------------------------------------------------------------------------------------
Total                           $250,000,000         $312,500-$1,875,000         $249,687,500-$248,125,000
-------------------------------------------------------------------------------------------------------------------

We are offering the notes on a continuous basis through or to the agents listed below acting as agent or principal. Each agent has agreed to use its reasonable efforts to solicit offers to purchase the notes.

J.P. MORGAN & CO.
              FIRST UNION SECURITIES, INC.
                            MERRILL LYNCH & CO.
                                        MORGAN STANLEY DEAN WITTER

April 20, 2000

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable document.

Unless the context otherwise requires, references in this prospectus supplement to "we," "us" and "our" are to Summit Properties Partnership, L.P. References in this prospectus supplement to "agent" are to J.P. Morgan Securities Inc., First Union Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Forward-Looking Statements..................................   S-5
Description of Notes........................................   S-7
Special Provisions Relating to Foreign Currency Notes.......  S-30
United States Federal Income Tax Considerations.............  S-33
Supplemental Plan of Distribution...........................  S-42
Legal Matters...............................................  S-43

                            PROSPECTUS
Risk Factors................................................     2
About This Prospectus and Where You Can Find More
  Information...............................................     9
Summit Properties Inc. and Summit Properties Partnership,
  L.P.......................................................    11
Use of Proceeds.............................................    11
Ratios of Earnings to Fixed Charges.........................    12
Description of Debt Securities..............................    13
Description of Preferred Stock..............................    26
Description of Common Stock.................................    32
Limits on Ownership of Capital Stock........................    34
Shareholder Rights Plan.....................................    36
Important Provisions of Maryland Law........................    37
Federal Income Tax Considerations and Consequences of Your
  Investment................................................    39
Plan of Distribution........................................    52
Legal Matters...............................................    54
Experts.....................................................    54

                                  RISK FACTORS

Your investment in the notes involves certain risks. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

THERE WILL BE STRUCTURE RISKS WITH RESPECT TO NOTES INDEXED TO CURRENCY, INTEREST RATE OR OTHER INDICES OR FORMULAS.

If you invest in notes indexed to one or more currencies or composite currencies, interest rates or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES.

If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may choose, in the case of optional redemption, or may be obligated, in the case of mandatory redemption, to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE NOTES, AND MANY FACTORS MAY AFFECT THE TRADING VALUE OF THE NOTES.

The notes will not have an established trading market when issued, and we cannot assure you a trading market for your notes will ever develop or be maintained.

Many factors independent of our creditworthiness may affect the trading market for your notes. These factors include:

- the complexity and volatility of the index or formula applicable to the notes;

- the method of calculating the principal, premium and interest in respect of the notes;

-     the time remaining to the maturity of the notes;

-     the outstanding amount of the notes;

-     the redemption features of the notes;

- the amount of other securities linked to the index or formula applicable to the notes; and

-     the level, direction and volatility of market interest rates generally.

In addition, because some notes were designed for specific investment objectives or strategies, these notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

FLUCTUATIONS IN EXCHANGE RATES AND MODIFICATION OF EXCHANGE CONTROLS MAY IMPAIR YOUR INVESTMENT IN THE NOTES.

The rates of exchange between the United States dollar and the applicable foreign currency or composite currency fluctuate and are highly volatile. If a note is payable in a foreign currency, any significant depreciation of the foreign currency or composite currency compared to the United States dollar would result in a decrease in the United States dollar equivalent yield of your foreign currency note. Fluctuations in exchange rates are caused by many factors which are beyond our control. These factors include economic, financial and political events, as well as the supply of a particular currency or composite currency compared to the demand for that particular currency.

In addition, government and monetary authorities may impose or revise exchange controls. These controls could affect exchange rates and the availability of the foreign currency or composite currency in which payments on the notes may be made. Also, even if no exchange controls were in place, the foreign currency or composite currency might not be available on a payment date as a result of circumstances that are beyond our control. In this case, we would satisfy our payment obligations in respect of the foreign currency note in United States dollars, regardless of what the exchange rate may be on that date.

                           FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus, contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding the intent, belief or expectations of Summit Properties Inc. and Summit Properties Partnership, L.P. with respect to:

-     the declaration or payment of distributions;

- potential developments or acquisitions or dispositions of properties, assets or other public or private companies;

-     the anticipated operating performance of our apartment communities;

- our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

- the qualification of Summit Properties Inc. as a real estate investment trust under the Internal Revenue Code of 1986, as amended;

- the real estate markets in the southeast, southwest, mid-atlantic and mid-west regions of the United States and in general;

-     the availability of debt and equity financing;

-     interest rates;

-     general economic conditions; and

-     trends affecting our financial condition or results of operations.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the following:

-     we may fail to secure or may abandon development opportunities;

-     construction costs of a community may exceed original estimates;

- construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;

- occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond our control;

- financing may not be available to us, or may not be available on favorable terms;

- our cash flow may be insufficient to meet required payments of principal and interest;

- our existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of the existing indebtedness;

- legislative or regulatory changes, including changes to laws governing the taxation of real estate investment trusts; and

- generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

In addition, the factors described under the heading "Risk Factors" in both this prospectus supplement and the accompanying prospectus may result in these differences. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates at the date of this prospectus supplement and the accompanying prospectus, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                              DESCRIPTION OF NOTES

The notes will be issued under an indenture, dated as of August 7, 1997, as supplemented and as further amended, supplemented or modified from time to time, between us and First Union National Bank, as trustee. The following summary of the material provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture and the notes.

The following description of the notes will apply unless otherwise specified in an applicable pricing supplement.

GENERAL

The notes will be issued under the indenture as unsecured general obligations of Summit Properties Partnership, L.P. and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are junior in claim to our mortgages and other secured indebtedness which encumber certain of our assets, and to indebtedness and other liabilities of our subsidiaries. Thus, we will have to satisfy such indebtedness in full before holders of notes will be able to realize any value from encumbered or indirectly-held communities. Additionally, we will repay the notes solely from our assets; holders of the notes will not have recourse against our general partner or any of our limited partners for repayment of the notes.

The indenture does not limit the amount of debt that we may issue. We may issue our debt from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by us for each series. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt instruments under the indenture in addition to the $250,000,000 aggregate initial offering price of the notes offered by this prospectus supplement.

The notes are currently limited up to $250,000,000 aggregate initial offering price, or the equivalent in one or more foreign or composite currencies. This amount, however, will be reduced by the aggregate initial offering price of any other debt securities issued by us, whether within or outside the United States, pursuant to the registration statement of which the accompanying prospectus forms a part. The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by us. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some notes may not bear interest or may bear interest at a below market rate. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise.

Unless we state otherwise in the applicable pricing supplement, the notes will be denominated in United States dollars, and we will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars. The notes also may be denominated in one or more foreign or composite currencies, and we may make payments of principal of, and premium, if any, and interest on, the notes in one or more foreign or composite currencies.

Unless we state otherwise in the applicable pricing supplement, purchasers are required to pay for the notes in the currencies in which the notes are denominated, whether United States dollars or other currencies. Currently, a limited number of facilities exist in the United States for conversion of United States dollars into foreign currencies or composite currencies and vice versa. Generally, commercial banks in the United States do not offer non-United States dollar checking and savings account facilities. Each agent is prepared to arrange for the conversion of United States dollars into the applicable currency specified on the note to enable the purchaser of the notes to pay for the related foreign currency note. However, the purchaser of the note must make a request to the agent on or before five business days before the date of delivery of the foreign currency note, or by any other date specified by the agent. Each agent will make such conversion on the terms and subject to the conditions, limitations and charges as such agent may from time to time establish in accordance with its regular foreign exchange practices. The purchaser of each such foreign currency note will bear all costs of exchange.

Interest rates offered by us with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. We may change interest rates or formulas and other terms of the notes from time to time, but no change will affect any note already issued or as to which we have accepted an offer to purchase. We may offer notes with similar variable terms other than interest rates concurrently at any time. We may also concurrently offer notes having different variable terms to different investors.

Each note will be issued in fully registered form or in certificated form. Each book-entry note will be represented by one or more fully registered global notes registered in the name of a nominee of The Depository Trust Company, as depository. Notes issued in United States dollars will be issued in denominations of $1,000 and integral multiples of $1,000. The authorized denominations of each note issued in a foreign currency will be specified in the applicable pricing supplement. Interest rates may differ depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction.

PAYMENT OF PRINCIPAL AND INTEREST

We will make interest payments on the book-entry notes by wire transfer in immediately available funds through the trustee to the depository or its nominee.

Payments of principal of, and premium, if any, and interest on, book-entry notes will be made by us through the trustee to the depository or its nominee. See
"-- Book-entry notes." In the case of certificated notes, payment of principal and premium, if any, due on the maturity date will be made in immediately available funds upon presentation and surrender of the certificated notes (and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below) at the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York. Payment of interest due on the maturity date of a certificated note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on a certificated note on any interest payment date, other than the date upon which the note matures, will be made by check mailed to the address of the holder as such address appears in the security register. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of certificated notes, whether having identical or different terms and provisions, will be entitled to receive interest payments on any interest payment date other than the maturity date by wire transfer in immediately available funds if such holder delivers appropriate wire transfer instructions in writing to the trustee not less than 15 days prior to the relevant interest payment date. Any such wire transfer instructions received by the trustee will remain in effect until revoked by such holder.

In general, when we refer to "business day," we mean any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the law either authorizes or requires banking institutions to close in The City of New York or the City of Charlotte. For the purposes of foreign currency notes, a business day is also not a day on which the law either authorizes or requires banking institutions to close in the capital city of the country issuing the specified currency. With respect to notes as to which the London Interbank Offered Rate, or LIBOR, is an applicable interest rate basis, a business day is also a London business day. "London business day" means a day on which commercial banks are open for business in London, England, including dealings in London in the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is so specified, United States dollars.

Only the depository may transfer or exchange the book-entry notes. See
"-- Book-entry notes." Registration of transfer or exchange of notes in certificated form will be made at the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York. Neither we, the trustee nor the designated agent will make any service charges for any such registration of transfer or payments equal to any tax or other governmental charge that may be imposed in connection with a transfer or exchange, other than an exchange pursuant to the indenture not involving any transfer.

REDEMPTION AT OUR OPTION

Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. We may, at our option, redeem the notes prior to the stated maturity date only if specified in the applicable notes and in the applicable pricing supplement. If specified in the applicable pricing supplement, we may, at our option, redeem the notes on any date on or after the applicable initial redemption date specified in the pricing supplement. On or after the initial redemption date, if any, we may, at our option, redeem the related note at any time in whole or in part at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on notice given, not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless we specify otherwise in the applicable pricing supplement, when we refer to the "redemption price" with respect to a note, we mean an amount equal to the initial redemption percentage specified in the applicable pricing supplement (as adjusted, if applicable) multiplied by the unpaid principal amount to be redeemed. This initial redemption percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by a percentage of the principal amount to be redeemed as specified in the applicable pricing supplement, until the redemption price is 100% of the principal amount to be redeemed.

The applicable pricing supplement with respect to a note will specify any applicable mandatory redemption or sinking fund provisions.

REPAYMENT AT THE OPTION OF THE HOLDER; REPURCHASE BY US

If an applicable pricing supplement so indicates, we will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If a note does not indicate an optional repayment date, it will not be repayable at the option of the holder before the stated maturity date.

The repurchase price for such notes will be 100% of the principal amount to be repaid, together with unpaid interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee or the designated agent must receive, not more than 60 nor less than 30 days before the optional repayment date:

- in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed; or

- a telegram, telex facsimile transmission or a letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank trust company in the United States that sets forth:

      -- the name of the holder of such note;

      -- the principal amount of such note;

      -- the principal amount of such note to be repaid;

      -- the certificate number or a description of the tenor and term of such note; and

      -- a statement that the option to elect repayment is being exercised thereby, a guarantee that such note to be repaid, together with the form "Option to Elect Repayment" on the reverse of such note, will be received by the trustee or the designated agent not later than the fifth business day after the date of such correspondence.

Such information shall only be effective if such note and duly completed form is received by the trustee or the designated agent not later than the fifth business day after the date of such correspondence.

The holder may exercise the repayment option for less than the entire principal amount of the note, but in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination. Unless otherwise stated in the applicable pricing supplement, exercise of the repayment option by the holder of a note will be irrevocable.

Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interests for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee. See "-- Book-entry notes."

If applicable, we will comply with the requirements of Section 14(e)-1 of the Exchange Act and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INTEREST

General

Each interest-bearing note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest payments on fixed rate notes and floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or made available for payment or from and including the date of issue, if no interest has been paid or made available for payment with respect to the note, to, but excluding, the related interest payment date or the stated maturity date, as the case may be.

Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and on the maturity date of the note. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date.

Fixed rate notes

Interest on fixed rate notes will be payable on the date(s) specified in the applicable pricing supplement and on the maturity date. Unless otherwise specified in the applicable pricing supplement, each fixed rate note will bear interest from the date of issue at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, the related payment of principal, premium, if any, or interest will be made on the next succeeding business day as if made on the date that the applicable payment was due, and no interest will accrue on the amount payable from and after the interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding business day.

Floating rate notes

Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may be one or more of the following:

-     the CD Rate;

-     the CMT Rate;

-     the Commercial Paper Rate;

-     the Eleventh District Cost of Funds Rate;

-     the Federal Funds Rate;

-     LIBOR;

-     the Prime Rate;

-     the Treasury Rate; or

- any other interest rate basis or interest rate formula that is specified in the applicable pricing supplement.

A floating rate note may bear interest with respect to two or more interest rate bases.

Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

- daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

- quarterly -- the third Wednesday of March, June, September and December of each year;

- semi-annually -- the third Wednesday of the two months of each year specified in the applicable pricing supplement;

- annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement; and

-     the date upon which the note matures.

If any interest payment date for any floating rate note other than the maturity date, would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if the business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest will be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the date the note matures to the date of that payment on the next succeeding business day.

All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or
 .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded, in the case of United States dollars, to the nearest cent with one-half cent being rounded upward.

With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Unless otherwise specified in the applicable pricing supplement, such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable interest period.

- In the case of notes for which an applicable interest rate basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

- In the case of notes for which an applicable interest rate basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

- The interest factor for floating rate notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied.

Terms. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including the following:

- whether the floating rate note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note";

- the fixed rate commencement date, if applicable, and the fixed interest rate, if applicable;

-     the interest rate basis or bases;

- the interest rate in effect from the date of issue until the date on which such interest rate on the related floating rate note will be reset;

- the date on which the interest rate on the related floating rate note will be reset;

-     the interest payment dates;

- the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated;

- a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, if any;

- a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period, if any;

- the number of basis points to be added to or subtracted from the related interest rate basis or bases (the "Spread");

- the percentage of the related interest rate basis or bases by which the interest rate basis or bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier");

- if one or more of the specified interest rate bases is LIBOR, the Designated LIBOR Currency and the Designated LIBOR Page; and

- if one or more of the specified interest rate bases is the CMT Rate, the Designated CMT Maturity Index and/or the Designated CMT Telerate Page.

The interest rate borne by the floating rate notes will be determined as follows:

Regular Floating Rates Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an addendum attached or as having "other provisions" apply relating to a different interest rate formula, it will be a Regular Floating Rate Note and, except as described in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

-     plus or minus the applicable Spread, if any; and/or

-     multiplied by the applicable Spread Multiplier, if any.

Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the "Initial Interest Rate."

When we refer to "Initial Interest Reset Date," we refer to the first date on which the interest rate on the related floating rate note will be reset.

Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a Floating Rate/Fixed Rate Note, it will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

-     plus or minus the applicable Spread, if any; and/or

-     multiplied by the applicable Spread Multiplier, if any.

Commencing on the Initial Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

- the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; and

- the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the fixed interest rate, if the rate is specified in the applicable pricing supplement, or if no fixed interest rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

Inverse Floating Rate Notes. If a floating rate note is designated as an Inverse Floating Rate Note, then except as described below, it will bear interest equal to the fixed interest rate specified in the related pricing supplement minus the rate determined by reference to the applicable interest rate basis or bases:

-     plus or minus the applicable Spread, if any; and/or

-     multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent.

Commencing on the Initial Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the Initial Interest Reset Date will be the initial interest rate.

Unless otherwise specified in the applicable pricing supplement, the interest rate with respect to each interest rate basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day shall be:

- if that day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date; or

- if that day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

Interest Reset Date for floating rate notes. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset. We refer to such a date in this prospectus supplement as an "Interest Reset Date." Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be, in the case of floating rate notes which reset:

-     daily -- each business day;

- weekly -- the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below;

- monthly -- the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

- quarterly -- the third Wednesday of March, June, September and December of each year;

- semi-annually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

- annually -- the third Wednesday of the month specified in the applicable pricing supplement.

If any Interest Reset Date for a floating rate note would otherwise be a day that is not a business day, the applicable date on which the interest rate on the related floating rate note will be reset will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable basis on which the interest rate on the related floating rate note will be reset, if the business day falls in the next succeeding calendar month, then the date on which the interest rate on the related floating rate note will be reset will be the immediately preceding business day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable interest rate basis, if the Interest Determination Date would otherwise fall on a date on which the interest rate on the related floating rate note will be reset, then the applicable date on which the interest rate on the related floating rate note will be reset will be postponed to the next succeeding business day.

Interest Determination Dates. The interest rate applicable to each interest reset period commencing on the date on which the interest rate on the related floating rate note will be reset with respect to that interest reset period will be the rate determined by the calculation agent as of the applicable "Interest Determination Date" and calculated on or prior to the calculation date referred to below, except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date:

- The Interest Determination Date with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second business day immediately preceding the applicable Interest Reset Date.

- The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.

- The Interest Determination Date with respect to LIBOR will be the second London business day immediately preceding the applicable Interest Reset Date; unless the Designated LIBOR Currency is British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date.

- The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills are normally auctioned. Treasury Bills are normally sold at an auction held on Monday of each week, unless that Monday falls on a legal holiday, in which case the auction is normally held on the immediately following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be the preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the Interest Reset Date will be postponed to the first business day following the auction.

- The Interest Determination Date pertaining to a floating rate note, the interest rate on which is determined with reference to two or more interest rate bases, will be the most recent business day which is at least two business days prior to the Interest Reset Date applicable to the floating rate note on which each interest rate basis is determinable. Each interest rate basis will be determined as of the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

When we refer to "Treasury Bills" we mean direct obligations of the United
States.

Maximum and minimum interest rates. A floating rate note may also have one or both of the following:

- a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period; and

- a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period.

In addition to any maximum numerical limitation on the rate on which interest may accrue during any interest period that may apply to any floating rate note, the interest rate on floating rate notes will be in no event higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Calculation date. Unless the applicable pricing supplement provides otherwise, the trustee under the indenture, First Union National Bank, will be the calculation agent with respect to any floating rate note. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date. Unless the applicable pricing supplement states otherwise, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

- the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a business day, the next succeeding business day; or

- the business day immediately preceding the applicable interest payment date or the date upon which the note matures, as the case may be.

Unless otherwise specified in the applicable pricing supplement, the calculation agent shall determine each interest rate basis in accordance with the following provisions.

CD Rate. CD Rate notes will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier.

"CD Rate" means, for any Interest Determination Date, the rate for negotiable United States dollar certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (secondary market)."

The following procedures will apply if the rate cannot be set as described above:

- If the rate is not published before 3:00 p.m., New York City time, on the relevant calculation date, then the CD Rate on the CD Rate Interest Determination Date will be the rate for negotiable United States dollar certificates of deposit having the specified Index Maturity as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)."

- If by 3:00 p.m., New York City time, on the calculation date, the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source, the CD Rate on the CD Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, of three leading non-bank dealers of negotiable United States dollar certificates of deposit in New York City, which may include any of the agents or their affiliates, selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money center banks in the market for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

- If fewer than three dealers selected by the calculation agent are quoting rates, the rate will be the same rate used for the prior interest period.

"Index Maturity" means, for a floating rate note, the period to maturity of the interest or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

"H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

"H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

CMT Rate. CMT Rate notes will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread and/or Spread Multiplier.

"CMT Rate" means, for any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for:

- if the Designated CMT Telerate Page is 7051, the rate on the related CMT Rate Interest Determination Date; or

- if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs.

- If the rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate for the CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

- If the rate is no longer published in H.15(519) or is not published by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate on the CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the CMT Rate Interest Determination Date with respect to the Interest Reset Date as published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

- If that information is not provided by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City, which may include any of the agents or their affiliates, selected by the calculation agent (from five Reference Dealers selected by the calculation agent after eliminating the highest quotation, or in the event of equality, one of the highest, and the lowest quotation, or in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

- If the calculation agent is unable to obtain three Treasury Note quotations, the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in New York City, which may include any of the agents or their affiliates, selected by the calculation agent (from five Reference Dealers selected by the calculation agent after eliminating the highest quotation, or in the event of equality, one of the highest, and the lowest quotation, or in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least United States $100,000,000. If three or four and not five of such Reference Dealers are providing quotes, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated. If two Treasury Notes with an original maturity have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity and will use those quotations to calculate the CMT Rate as described above.

"Designated CMT Telerate Page" means the display on the Bridge Telerate, Inc. or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace the specified page on such service, for the purpose of displaying "Treasury Constant Maturities" as reported in H.15(519). If a page is not specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052 for the most recent week.

"Designated CMT Maturity Index" means the original period to maturity of the United States Treasury securities (one, two, three, five, seven, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Commercial Paper Rate. Commercial Paper Rate notes will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

"Commercial Paper Rate" means, for any Interest Determination Date, the Money Market Yield of the annual rate, quoted on a bank discount basis, for the relevant Commercial Paper Rate Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" under the heading "Commercial Paper -- Nonfinancial."

The following procedures will apply if the rate cannot be set as described above:

- If the rate is not published before 3:00 p.m., New York City time, on the calculation date, then the Commercial Paper Rate will be the Money Market Yield of such rate on the Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying such rate under the caption "Commercial Paper -- Nonfinancial."

- If by 3:00 p.m., New York City time, on the calculation date the rate is not published in H.15(519) or H.15 Daily Update or another recognized electronic source, the Commercial Paper Rate will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on the Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in New York City, which may include any of the agents or their affiliates, selected by the calculation agent for commercial paper of the specified Index Maturity placed for a nonfinancial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized rating agency.

- If fewer than three dealers selected by the calculation agent are providing quotes, the rate will be the same as the rate used in the prior interest period.

"Money Market Yield" means a yield, expressed as a percentage, calculated in accordance with the following formula:

                             D X 360
Money Market Yield  =    ---------------    X   100
                          360 - (D X M)

where "D" refers to the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the period from the Interest Reset Date to but excluding the day that numerically corresponds to such Interest Reset Date, or if there is not a numerically corresponding day, the last day in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such Interest Reset Date falls.

Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate notes will bear interest at a specified rate that will be reset periodically based on the Eleventh District Cost of Funds Rate and any Spread and/or Spread Multiplier.

"Eleventh District Cost of Funds Rate" means, for any Interest Determination Date, the rate on the relevant Eleventh District Cost of Funds Rate Interest Determination Date equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Bridge Telerate, Inc. or any successor service on Page 7058, or any other page as may replace that page on such service ("Telerate Page 7058") as of 11:00 a.m., San Francisco time, on the Eleventh District Cost of Funds Rate Interest Determination Date.

The following procedures will apply if the rate cannot be set as described above:

- If the rate does not appear on Telerate Page 7058 on the Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on the Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month immediately preceding the Eleventh District Cost of Funds Rate Interest Determination Date.

- If the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such date, the rate will be the same as the rate used in the prior interest period.

Federal Funds Rate. Federal Funds Rate notes will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

"Federal Funds Rate" means, for any Interest Determination Date, the rate on the relevant Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", as such rate is displayed on Bridge Telerate, Inc. or any successor service on page 120, or any other page as may replace that page on such service ("Telerate Page 120").

The following procedures will apply if the rate cannot be set as described above:

- If the rate is not published before 3:00 p.m., New York City time, or does not appear on Telerate Page 120 on the calculation date, then the Federal Funds Rate for the Interest Determination Date will be the rate on the Federal Funds Rate Interest Determination Date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

- If by 3:00 p.m., New York City time, on the calculation date the rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the Federal Funds Rate for the Interest Determination Date will be calculated by the calculation agent, and will be the arithmetic mean of the rates, as of 9:00 a.m., New York City time, on the Federal Funds Rate Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City, which may include any of the agents or their affiliates, selected by the calculation agent prior to 9:00 a.m., New York City time.

- If fewer than three brokers selected by the calculation agent are providing quotes, the rate will be the same as the rate used in the prior interest period.

LIBOR. LIBOR notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR notes and in any applicable pricing supplement.

"LIBOR" means:

- if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the applicable Interest Determination Date;

- if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the Designated LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 a.m., London time, on the applicable Interest Determination Date; provided, that, if the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used;

- with respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR Page as specified in the preceding two clauses, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of an agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time;

- if fewer than two quotations referred to in the preceeding clause are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center on the applicable Interest Determination Date by three major banks in such Principal Financial Center selected by the calculation agent, which may include affiliates of an agent, for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in that market at that time; or

- if the banks so selected by the calculation agent are not quoting as mentioned in the preceeding clause, LIBOR in effect on the applicable Interest Determination Date.

"Designated LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

"Designated LIBOR Page" means either:

- if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page specified in such pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency; or

- if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

"Principal Financial Center" means the capital city of the country to which the Designated LIBOR Currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan, London, Johannesburg and Zurich, respectively.

Prime Rate. Prime Rate notes will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

"Prime Rate" means, for any Interest Determination Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan."

The following procedures will apply if the rate cannot be set as described above:

- If the rate is not published before 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service ("Reuters Screen USPRIME1 Page") or any successor service as the bank's prime rate or base lending rate as in effect for the Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on the Prime Rate Interest Determination Date.

- If fewer than four rates appear on the Reuters Screen USPRIME1 Page on the Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Prime Rate Interest Determination Date by four major banks in New York City selected by the calculation agent.

- If fewer than four banks selected by the calculation agent are providing quotes, the rate will be the same rate as used for the prior interest period.

Treasury Rate. Treasury Rate notes will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

"Treasury Rate" means, for any Interest Determination Date, the rate for the auction on the relevant Treasury Rate Interest Determination Date of Treasury Bills having the specified Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on the Bridge Telerate, Inc. or any successor service on page 56, or any other page as may replace that page on such service ("Telerate Page 56") or page 57, or any other page as may replace that page on such service ("Telerate Page 57").

The following procedures will apply if the rate cannot be set as described above:

- If the rate is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the Treasury Rate will be the Bond Equivalent Yield of the rate for such Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High" or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of such Treasury Bills as announced by the United States Department of the Treasury.

- If the auction rate of Treasury Bills having the Index Maturity specified in the applicable pricing supplement is not so announced by the United States Department of the Treasury, or if no such auction is held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

- If such rate is not yet published in H.15 (519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the calculation agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three primary United States government securities dealers, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

"Bond Equivalent Yield" means a yield, expressed as a percentage, calculated in accordance with the following formula:

                                D X N
Bond Equivalent Yield   =   -------------   X   100
                            360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable interest reset period.

AMORTIZING NOTES

We may from time to time offer notes, with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each such note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to such notes will be applied first to interest due and payable on these notes and then to the reduction of the unpaid principal amount of the notes. Further information concerning additional terms and conditions of any issue of notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of an issue of notes will be included in the applicable note and the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

We may from time to time offer notes at a price that is less than 100% of the principal amount of the note ("Discount Notes"). Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. When we refer to "Discount," we mean the difference between the issue price of a Discount Note and 100% of the principal amount. On the maturity date, the amount payable to the holder will be equal to the sum of:

- the issue price, increased by any accruals of Discount and, in the event of any redemption of a Discount Note, if applicable, multiplied by the initial redemption percentage, as adjusted by the annual redemption percentage reduction, if applicable; and

-     any unpaid interest accrued thereon to the maturity date.

Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the period from the date of issue to the initial interest payment date for a Discount Note, corresponds to the shortest period between interest payment dates for the applicable Discount Note, with ratable accruals within a compounding period, a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial interest payment date for a Discount Note is:

- shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued.

- longer than the compounding period, then such period will be divided into a regular compounding period and a short period, with the short period being treated as provided in the preceding sentence.

The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code, certain Discount Notes may not be treated as having original issue discount within the meaning of the Internal Revenue Code of 1986 and notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations."

INDEXED NOTES

We may issue notes with the amount of principal, premium and/or interest payable to be determined with reference:

-     to the price or prices of specified commodities or stocks;

- to the exchange rate of one or more designated currencies, including a composite currency such as the ECU, relative to an indexed currency; or

- to such other price(s) or exchange rate(s), as specified in the applicable pricing supplement.

We refer to these types of notes in this prospectus supplement as "Indexed
Notes."

In certain cases, holders of Indexed Notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, particular historical information with respect to the specified indexed item and certain tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors."

COVENANTS

Limitations on incurrence of indebtedness

We will not, and will not permit any of our subsidiaries to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds from the additional Indebtedness, the aggregate principal amount of all of our outstanding Indebtedness and that of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication:

- our Total Assets and those of our subsidiaries as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission, or if such filing is not permitted under the Exchange Act, with the trustee, prior to the incurrence of such additional Indebtedness; and

- the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received, to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by us or any of our subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, we will not, and will not permit any of our subsidiaries to, incur any Indebtedness secured by any Encumbrance upon any of our property or any of our subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Indebtedness and that of our subsidiaries is greater than 40% of the sum of, without duplication:

- our Total Assets and those of our subsidiaries as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission, or if such filing is not permitted under the Exchange Act, with the trustee, prior to the incurrence of such additional Indebtedness; and

- the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received, to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by us or any of our subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

We and our subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of our Indebtedness and that of our subsidiaries on a consolidated basis which is not secured by any Encumbrance upon any of our properties or those of our subsidiaries.

In addition to the foregoing limitation on the incurrence of Indebtedness, we will not, and will not permit any of our subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

- such Indebtedness and any other Indebtedness incurred by us and our subsidiaries since the first day of such four-quarter period and the application of the proceeds from such Indebtedness, including to refinance other Indebtedness, had occurred at the beginning of such period;

- the repayment or retirement of any other Indebtedness by us and our subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period, except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period;

- in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

- in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

When we refer to "Acquired Indebtedness," we refer to Indebtedness of a person or entity (a) existing at the time such person or entity becomes our subsidiary or (b) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such person or entity becoming a subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person on the date the acquired person or entity becomes our subsidiary.

When we refer to "Annual Service Charge" for any period, we refer to the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, our Indebtedness and that of our subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

When we refer to "Consolidated Income Available for Debt Service" for any period, we refer to our Earnings from Operations and those of our subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

-     interest on our Indebtedness and that of our subsidiaries;

-     provision for taxes based on our income and that of our subsidiaries;

-     amortization of debt discount;

- provisions for gains and losses on properties and property depreciation and amortization;

- the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period; and

-     amortization of deferred charges.

When we refer to "Disqualified Stock," we refer to, any ownership interest, including any capital stock, shares, interests, participations, any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any of the foregoing, of a person or entity which by the terms of such ownership interest or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

- matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, other than an ownership interest which is redeemable solely in exchange for common stock;

- is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock; or

- is redeemable at the option of the holder thereof, in whole or in part, other than an ownership interest which is redeemable solely in exchange for an ownership interest which is not Disqualified Stock or the redemption price of which may, at the option of such person or entity, be paid in an ownership interest which is not Disqualified Stock;

in each case on or prior to the maturity date of the notes.

When we refer to "Earnings from Operations" for any period, we refer to net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in our financial statements and those of our subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

When we refer to "Encumbrance," we refer to any mortgage, lien, charge, pledge or security interest of any kind.

When we refer to "Indebtedness" of Summit Properties Partnership, L.P. or any of our subsidiaries, we refer to any indebtedness of us or any of our subsidiaries, whether or not contingent, in respect of:

- borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by an Encumbrance existing on property owned by us and any of our subsidiaries;

- indebtedness for borrowed money of a person or entity other than us or any of our subsidiaries, which is secured by an Encumbrance existing on property owned by us and any of our subsidiaries, to the extent of the lesser of:

      -- the amount of indebtedness so secured; and

      -- the fair market value of the property subject to such Encumbrance;

- the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

- the principal amount of all of our obligations and those of our subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock;

- any lease of property by us and any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; or

- interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness described in the first three bullet points listed in this paragraph, that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles.

Indebtedness also includes to the extent not otherwise included, any obligation by us and any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person or entity, other than us and any of our subsidiaries. It being understood that Indebtedness shall be deemed to be incurred by us or any of our subsidiaries whenever we and any of our subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

When we use the term "Total Assets" as of any date, we refer to the sum of:

- the cost (original cost plus capital improvements) of our real estate assets and those of our subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles; and

- all of our other assets and those of our subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

When we refer to "Total Unencumbered Assets," we refer to the sum of:

- those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money; and

- all of our other assets and those of our subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

When we refer to "Undepreciated Real Estate Assets" as of any date, we refer to the cost (original cost plus capital improvements) of our real estate assets and those of our subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

Provision of financial information

Whether we are subject to Section 13 or 15(d) of the Exchange Act we will, to the extent permitted under the Exchange Act file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to such Section 13 or 15(d) if we were so subject. We will file such documents with the Securities and Exchange Commission on or prior to the respective dates (the "Required Filing Dates") mandated by such Sections. In addition, we will:

- within 15 days of each Required Filing Date (a) if we are not then subject to such Section 13 or 15(d), transmit by mail to all holders of notes, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections, and (b) file with the trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections; and

- if filing such documents by us with the Securities and Exchange Commission is not permitted under the Exchange Act promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Waiver of certain covenants

We may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the notes, except any such term, provision or condition which could not be amended without the consent of all holders of the notes, if before or after the time for such compliance the holders of at least a majority in principal amount of all of the outstanding notes, by act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition shall remain in full force and effect.

See "Description of Debt Securities -- Covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

EVENTS OF DEFAULT

The indenture for the notes provides that the following events are "Events of Default" with respect to the notes:

- default in the payment of any interest on any notes when such interest becomes due and payable that continues for a period of 30 days;

-     default in the payment of the principal of any notes when due and payable;

- default in the performance, or breach, of any other covenant or warranty of ours in the indenture with respect to the notes and continuance of such default or breach for a period of 60 days after written notice as provided in the indenture;

- default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (or by any our subsidiaries, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to us as provided in the indenture;

- the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount, excluding amounts covered by insurance, in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts covered by insurance, in excess of $10,000,000 for a period of 30 consecutive days; and

- certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary. When we refer to "Significant Subsidiary" we refer to the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act. If an Event of Default specified in this clause relating to us or any Significant Subsidiary occurs, the principal amount of all outstanding notes shall become due and payable without any declaration or other act on the part of the trustee or the holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of Article 14 of the indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt
Securities -- Discharge, defeasance and covenant defeasance" in the accompanying prospectus, will apply to the notes. Each of the covenants described under "-- Covenants" in this prospectus supplement and "Description of Debt Securities -- Covenants" in the accompanying prospectus will be subject to covenant defeasance.

NO PERSONAL LIABILITY OR RECOURSE

No recourse under or upon any obligation, covenant or agreement contained in the indenture or the notes, or because of any indebtedness evidenced thereby, or for any claim based thereon or otherwise in respect thereof, shall be had:

- against Summit Properties Inc. or any other past, present or future partner in Summit Properties Partnership, L.P.;

- against any other person or entity which owns an interest, directly or indirectly, in any of our partners; or

- against any past, present or future stockholder, employee, officer or director, as such, of Summit Properties Inc. or any successor, either directly or through us or Summit Properties Inc. or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of notes waives and releases all such liability by accepting such notes. The waiver and release are part of the consideration for the issue of the notes.

BOOK-ENTRY NOTES

Description of the Global Notes

Upon issuance, all notes in book-entry form up to $400,000,000 aggregate principal amount having the same date of issue, interest rate or formula, stated maturity date and redemption and/or repayment provisions, if any, and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository, registered in the name of the depository or a nominee of the depository. No Global Note may be transferred except as a whole by the depository to a nominee of the depository, or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any such nominee to a successor of the depository or a nominee of the successor.

So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture. Except as provided below, beneficial owners of a Global Note will not have the right to have the notes represented by a Global Note registered in their names, will not receive or have the right to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository or on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder has the right to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

Exchange for notes in certificated form

The Global Notes will be exchangeable for notes in certificated form of like tenor and terms and of differing authorized denominations aggregating a like aggregate principal amount, only if:

- the depository notifies us that it is unwilling or unable to continue as depository or the depository ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 90 days after receipt of such notice or when we become aware of such fact;

-     we determine that the Global Notes shall be exchangeable; or

- a default or an Event of Default has occurred and continues with respect to the notes, and beneficial owners representing a majority in aggregate principal amount of the book-entry notes represented by the Global Note advise the depository to stop acting as the depository.

The certificated notes will be registered in the name or names as the depository instructs the trustee. Instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the Global Notes as described under "-- Procedures of the depository."

Procedures of the depository

The following is based on information furnished by the depository: The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of an issue is greater than $400,000,000, one Global Note will be issued with respect to each $400,000,000 of principal amount and one Global Note will be issued for the remaining principal amount of such issue.

The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of the depository's direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Other entities such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, also have access to the depository's system. The rules applicable to the depository and its participants are on file with the Securities and Exchange Commission.

Purchasers of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global
Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests, except in the event that use of the book-entry system for such notes in book-entry form is discontinued.

To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

We will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of the depository, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of us and the trustee. Disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by us, through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note, on the depository's records, to the trustee.

The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to us or the trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

The information in this section concerning the depository and the depository's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

Except as otherwise disclosed in an applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the applicable foreign currency. All information in this prospectus supplement is directed to prospective purchasers that are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that affect the foreign currency notes. Such persons should consult their own financial and legal advisors with regard to matters relating to the foreign currency notes. See "Risk Factors -- Fluctuations in exchange rates and modification of exchange controls may impair your investment in the notes."

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest on, foreign currency notes in the applicable foreign currency, or if such foreign currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such foreign currency as at the time of such payment is legal tender for the payment of such debts. The exchange rate agent named in the applicable pricing supplement will convert any such amounts payable by us in a foreign currency or composite currency, unless otherwise specified in the applicable pricing supplement, into United States dollars for payment to holders. However, the holder of a foreign currency note may elect to receive such amounts in the applicable foreign currency or composite currency as described below.

Any United States dollar amount to be received by a holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers, one of whom may be the exchange rate agent. These foreign exchange dealers will be selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the applicable foreign currency for United States dollars for settlement on such payment date in the aggregate amount of such applicable foreign currency payable to all holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. The holders of such foreign currency notes will bear all currency exchange costs through deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency.

A holder of a foreign currency note may elect to receive all or a specified portion of any payment of the principal of, and premium, if any, and/or interest on, such foreign currency note in the applicable foreign currency. In order to make such an election, the holders must submit a written request for such payment to us at the office or agency maintained for such purpose in the Borough of Manhattan, The City of New York on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A holder of a foreign currency note may elect to receive all or a specified portion of all future payments in the applicable foreign currency in respect of such principal, premium, if any, and/or interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the trustee or the designated agent, but written notice of any such revocation must be received by the trustee or the designated agent on or prior to the applicable record date or at least fifteen calendar days prior to the date on which such foreign currency note matures, as the case may be. Holders of foreign currency notes whose notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency may be made.

We will make payments of the principal of, and premium, if any, and/or interest on, foreign currency notes which are to be made in United States dollars as described in this prospectus supplement with respect to notes denominated in United States dollars. We will make payments of interest on foreign currency notes which are to be made in the applicable foreign currency on an interest payment date other than the maturity date by check mailed to the address of the holders of such foreign currency notes as appears in the security register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the specific circumstances described under "Description of Notes -- General." We will make payments of principal of, and premium, if any, and/or interest on, foreign currency notes which are to be made in the applicable foreign currency on the maturity date by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the maturity date by each holder thereof, provided that such bank has appropriate facilities for such wire transfer and that the applicable foreign currency note is presented and surrendered at the principal corporate trust office of the trustee in time for the trustee or the designated agent to make such payments in such funds in accordance with its normal procedures.

Unless otherwise specified in the applicable pricing supplement, a beneficial owner of a Global Note or notes representing book-entry notes payable in an applicable foreign currency other than United States dollars that elects to receive payments of principal, premium, if any, and/or interest in such applicable foreign currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be, of such beneficial owner's election. Such participant must notify the depository of such election on or prior to the third business day after such record date or at least twelve calendar days prior to the maturity date, as the case may be, and the depository will notify the trustee or the designated agent of such election on or prior to the fifth business day after such record date or at least ten calendar days prior to the maturity date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depository, and by the depository to the trustee or the designated agent, on or prior to such dates, then such beneficial owner will receive payments in the applicable foreign currency.

PAYMENT CURRENCY

Applicable foreign currency unavailable

If the applicable foreign currency for a foreign currency note is not available for the required payment of principal, premium, if any, and/or interest due to the imposition of exchange controls or other circumstances beyond our reasonable control, we will be permitted to satisfy our obligations to the holder of such foreign currency note by making such payment in United States dollars. The payment in United States dollars will be made by us on the basis of the noon dollar buying rate in The City of New York for cable transfers for such currency as certified for customs purposes by, or if not so certified, as otherwise determined by, the Federal Reserve Bank of New York on the second business day prior to such payment. If such rate is not then available, then we will make the payment on the basis of the most recently available rate or as otherwise specified in the applicable pricing supplement. Any payment made in United States dollars under such circumstances where the required payment is in a currency other than United States dollars will not constitute an Event of Default under the indenture with respect to the notes.

Composite currency

If payment in respect of a foreign currency note is required to be made in any composite currency (e.g., ECU), and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond our reasonable control, we will be entitled to satisfy our obligations to the holder of such foreign currency note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the exchange rate agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the component currencies. The United States dollar equivalent of each of the component currencies shall be determined by the exchange rate agent on the basis of the most recently available rate described in the prior paragraph for each such component currency, or as otherwise specified in the applicable pricing supplement.

If the official unit of any component currency is altered by way of combination or subdivision, the number of units of the currency as a component currency shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as component currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of the original component currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

All determinations referred to above made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

GOVERNING LAW; JUDGMENTS

The notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, where a cause of action is based upon an obligation denominated in a non-United States currency, a state court in the State of New York rendering a judgment on such an obligation would be required to render such judgment in the non-United States currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. The holders of such notes could be subject to exchange rate fluctuations occurring after such judgment is rendered. It is not certain, however, that a non-New York court would follow the same rules with respect to conversion.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations, as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

-     a citizen or resident of the United States;

- a corporation, partnership or other entity, treated as a corporation or a partnership for federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, other than a partnership that is not treated as a United States person under any applicable treasury regulations;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Internal Revenue Code of 1986 and applicable treasury regulations thereunder prior to such date, that elect to continue to be treated as United States persons under the Internal Revenue Code of 1986 or applicable treasury regulations thereunder also will be a U.S. Holder.

As used in this discussion, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

Payments of interest

Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of tax accounting.

Original issue discount

The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount. The following summary is based upon final treasury regulations, as amended (the "OID Regulations"), under the original issue discount provisions of the Internal Revenue Code of 1986.

For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount, generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of such note. The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than qualified stated interest payments. When we refer to "qualified stated interest" we generally mean stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a note issued with original issue discount must include such original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the initial U.S. Holder of a note issued with original issue discount should include that amount of original issue discount in income as is equal to the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year, or portion of the taxable year, on which the U.S. Holder held the note issued with original issue discount. The "daily portion" of original issue discount on any note issued with original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the note issued with original issue discount, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

- the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period; and

- the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a note issued with original issue discount at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder who purchases a note issued with original issue discount for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such note issued with original issue discount for any taxable year, or portion thereof in which the U.S. Holder holds the note will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

Variable rate notes

Under the OID Regulations, floating rate notes are subject to special rules whereby a floating rate note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of:

-     one or more qualified floating rates;

-     a single fixed rate and one or more qualified floating rates;

-     a single objective rate; or

- a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A variable rate is a "qualified floating rate" if variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated equal to the product of a qualified floating rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than or equal to 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note.

An "objective rate" is a rate that is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party, such as dividends, profits, or the value of the issuer's stock, although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate, and (b) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

In general, if (a) a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and (b) if the interest on such note is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually, then all stated interest on the note will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a variable rate debt instrument under the OID Regulations will generally not be treated as having been issued with original issue discount unless the floating rate note is issued at a true discount (i.e., at a price below the note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a floating rate note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to:

- in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

- in the case of an objective rate other than a qualified inverse floating rate, a fixed rate that reflects the yield that is reasonably expected for the floating rate note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other floating rate note that qualifies as a variable rate debt instrument will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. The OID Regulations generally require that such a floating rate note be converted into an equivalent fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate, other than a qualified inverse floating rate, provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that qualifies as a variable rate debt instrument and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate, or a qualified inverse floating rate if the floating rate note provides for a qualified inverse floating rate. Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an equivalent fixed rate debt instrument in the manner described above.

Once converted into an equivalent fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules to the equivalent fixed rate debt instrument and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

If a floating rate note does not qualify as a variable rate debt instrument under the OID Regulations, then the floating rate note would be treated as a contingent payment debt obligation under the contingent payment debt instrument regulations issued by the United States Treasury Department. The contingent payment debt instrument regulations generally require a U.S. Holder of a contingent payment debt instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the contingent payment debt instrument regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of floating rate notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

Some of the notes (a) may be redeemable at our option prior to their stated maturity and/or (b) may be repayable at the option of the holder prior to their stated maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with these features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

In general, U.S. Holders may elect to include in income all interest, including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Short-term notes

Notes that have a fixed maturity of one year or less will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If the U.S. Holder does not make this election, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, unless an election is made to accrue the acquisition discount under the constant yield method, through the date of sale or maturity. In this scenario, a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis, unless an election is made to accrue the original issue discount under a constant yield method.

Market discount

If a U.S. Holder purchases a note, other than a note issued with original issue discount, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a note issued with original issue discount, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder must treat any partial principal payment, or in the case of a note issued with original issue discount, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (a) the amount of such payment or realized gain or (b) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Unless the U.S. Holder elects to accrue market discount on the basis of semi-annual compounding, market discount will accrue ratably during the period from the date of acquisition to the maturity date of the note.

Under the market discount rules, a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. Thus, a U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or semi-annual compounding basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note. As part of such election, the U.S. Holder may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after such date. The election may be revoked only with the consent of the IRS.

Disposition of a note

Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note:

- increased by any original issue discount included in income, and accrued market discount, if any, if the U.S. Holder has included such market discount in income; and

- decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note.

Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. The deductibility of capital losses is subject to limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Notes denominated, or in respect of which interest is payable, in a foreign currency

Cash method. A U.S. Holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a note, other than original issue discount or market discount, will be required to include in income the United States dollar value of the foreign currency payment, determined on the date such payment is received, regardless of whether the payment is in fact converted to United States dollars at that time, and such United States dollar value will be the U.S. Holder's tax basis in such foreign currency.

Accrual method. A U.S. Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, must include in income the United States dollar value of the amount of interest income, including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable, that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. In order to calculate the United States dollar value of such accrued income, such income shall be translated at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period falls within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss, which will be treated as ordinary income or loss, with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the United States dollar value of the foreign currency payment received, determined on the date such payment is received, in respect of such accrual period and the United States dollar value of interest income that has accrued during such accrual periods.

Purchase, sale and retirement of notes. A U.S. Holder who purchases a note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the United States dollar fair market value of the foreign currency used to purchase the note, determined on the date of purchase.

Except as discussed above with respect to short-term notes, upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the note. This gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount not previously included in the U.S. Holder's income, and will constitute long-term capital gain or loss if at the time of sale, exchange or retirement, the note has been held by such U.S. Holder for more than the applicable holding period. To the extent the amount realized represents accrued but unpaid interest, however, these amounts must be treated as interest income, with exchange gain or loss computed as described above. If a U.S. Holder receives foreign currency on a sale, exchange or retirement, the amount realized will be based on the United States dollar value of the foreign currency on the date the payment is received or the note is disposed of, or deemed disposed of in the case of a taxable exchange of the note for a new note. In the case of a note denominated in foreign currency and traded on an established securities market, a cash basis U.S. Holder, or upon election, an accrual basis U.S. Holder, will determine the United States dollar value of the amount realized by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a note will equal the cost of the note to the U.S. Holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such note and reduced by any amortized acquisition or other premium and any payments other than qualified stated interest payments received by the holder. A U.S. Holder's tax basis in a note, and the amount of any subsequent adjustments to such holder's tax basis, will equal the United States dollar value of the foreign currency amount paid for such note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment.

Any gain or loss realized upon the sale, exchange or retirement of a note attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss which will not constitute interest income or expense. The U.S. Holder will recognize gain or loss attributable to fluctuations in exchange rates equal to the difference between the United States dollar value of the foreign currency principal amount of the note, determined on the date (a) the U.S. Holder receives such payment or (b) the U.S. Holder disposes of the note, and the United States dollar value of the foreign currency principal amount of the note, determined on the date the U.S. Holder acquired the note. The U.S. Holder will recognize such foreign currency gain or loss only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the note.

Original issue discount. In the case of a note issued with original issue discount, (a) original issue discount is determined in units of the foreign currency, (b) accrued original issue discount is translated in United States dollars as described in "-- Accrual method" above and (c) the amount of foreign currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount, either upon payment, maturity or an earlier disposition, as translated into United States dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

Premium and market discount. In the case of a note with market discount, (a) market discount is determined in units of the foreign currency, (b) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note, other than accrued market discount required to be taken into account currently, is translated into United States dollars at the exchange rate on such disposition date, and no part of such accrued market discount is treated as exchange gain or loss, and (c) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into United States dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note in the manner described in "-- Accrual method" above with respect to computation of exchange gain or loss on accrued interest.

For a note issued with amortizable bond premium, such premium is determined in the relevant foreign currency and reduces interest income in units of the foreign currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the United States dollar value of the bond premium amortized with respect to a period, determined on the date the U.S. Holder receives interest attributable to such period, and the United States dollar value of the bond premium determined on the date of the acquisition of the note.

Exchange of foreign currencies. A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a note equal to the United States dollar value of such foreign currency, determined at the time the U.S. Holder receives the interest or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency, including its exchange for United States dollars or its use to purchase notes, will be treated as ordinary income or loss.

NON-U.S. HOLDERS

The following discussion regarding non-U.S. Holders applies where the notes are not effectively connected with a United States trade or business of the non-U.S. Holder.

A non-U.S. Holder will generally not be subject to United States federal income taxes on payments of principal, premium, if any, or interest (other than contingent interest), including original issue discount, if any, on a note, unless such non-U.S. Holder is a:

- direct or indirect 10% or greater holder of the capital or profits interests in Summit Properties Partnership, L.P.;

- a controlled foreign corporation related to Summit Properties Partnership, L.P.; or

- a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986.

To qualify for the exemption from taxation, the non-U.S. Holder will need to provide to the withholding agent a statement that (a) is signed by the beneficial owner of the note under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8, IRS Form W-8 BEN or a substantially similar form, and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8, IRS Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution.

United States Treasury Regulations generally effective for payments made after December 31, 2000, provide alternative methods for satisfying the certification requirements described in this section. In the case of a non-U.S. Holder that is a partnership, these regulations generally require that the certification described in this section be provided by the partners, and the partnership provide certain information, including a United States taxpayer identification number.

Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not attributable to an office or other fixed place of business maintained by the non-U.S. Holder in the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater unitholder of Summit Properties Partnership, L.P. or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States, or unless the notes are contingent payment debt obligations.

BACKUP WITHHOLDING

Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

HOLDERS WHO ARE NOT EXEMPT RECIPIENTS

In addition, upon the sale of a note to or through a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder, and certain other conditions are met. Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or (2) the seller certifies its non-U.S. status and certain other conditions are met. Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8, IRS Form W-8 BEN or substitute form under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms of a distribution agreement, we are offering the notes on a continuous basis through or to J.P. Morgan Securities Inc., First Union Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as agents. The agents have agreed to use their reasonable best efforts to solicit orders. We will pay an agent a commission ranging from .125% to .750% of the principal amount of each note, depending on its maturity, sold through that agent. The exact commission paid will be determined by the stated maturity of the notes sold. Commissions with respect to notes with stated maturities of over 30 years will be negotiated at the time of sale. The following table describes the potential proceeds that we will receive, but does not include expenses payable by us which are estimated to be $750,000.

                                         AGENTS' DISCOUNTS AND
                       PRICE TO PUBLIC        COMMISSIONS              PROCEEDS TO SUMMIT
                       ---------------   ----------------------   ----------------------------
Per note.............      100%              .125% to .750%            99.875% to 99.250%
Total................   $250,000,000     $312,500 to $1,875,000   $249,687,500 to $248,125,000

We may sell notes directly to investors (other than broker-dealers) in those jurisdictions in which we are permitted to do so. If we sell notes directly to investors, no commission or discount will be paid. We also may sell notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. Such notes may be resold by the agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by the agent. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity.

The agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price and other selling terms may be changed.

The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. The agents may make a market in the notes, as permitted by applicable laws and regulations, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that any purchaser of notes will be able to sell notes in the future.

Each purchaser of a note will arrange for payment as instructed by the applicable agent. The agents are required to deliver the proceeds of the notes to us in immediately available funds, to a bank designated by us in accordance with the terms of the distribution agreement, on the date of settlement.

The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act or to contribute to payments that they may be required to make in connection with such indemnification.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes as a whole or in part. The agents will have the right, in their discretion reasonably exercised, to reject any offer to purchase notes, as a whole or in part.

In connection with the purchase of notes by one or more agents, as principal, for resale at a fixed price, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may consist of bids or purchases of notes for the purpose of pegging, fixing or maintaining the price of the notes. Specifically, the agents may overallot in connection with such offering, creating a syndicate short position. In addition, the agents may bid for and purchase the notes in the open market to cover a syndicate short position or to stabilize, maintain or otherwise affect the price of the notes. Finally, the syndicate may reclaim selling concessions allowed for distributing notes in the offering, if the syndicate repurchases previously distributed notes in the market to cover overallotments or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market level. The agents are not required to engage in any of these activities, and may end any of them at any time.

Concurrently with the offering of the notes through the agents, we may issue other securities as described in the accompanying prospectus.

In the ordinary course of their respective businesses, the agents and their affiliates have engaged in, and may in the future engage in, investment and/or commercial banking transactions with us and certain of our affiliates. In addition, First Union National Bank, an affiliate of First Union Securities, Inc., is the trustee under the indenture.

To the extent the proceeds of an offering of notes are used to repay borrowings under our unsecured credit facility, under which certain of the agents or their affiliates are lenders, such agents or their affiliates may receive a portion of those proceeds. It is possible that 10% or more of the net proceeds of an offering of notes covered by a pricing supplement will be applied to the repayment of a loan or loans made to us by certain of the agents or their affiliates. Under the Conduct Rules of the National Association of Securities Dealers, Inc., special considerations apply to a public offering of securities where more than 10% of the net proceeds will be paid to a participating underwriter or any of its affiliates. Therefore, any such offering will be conducted pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts and for the agents by Brown & Wood LLP, New York, New York. The opinions of Goodwin, Procter & Hoar LLP, and Brown & Wood LLP will be based upon, and subject to, certain assumptions as to future actions required to be taken in connection with the issuance and sale of the notes and as to other events that may affect the validity of the notes but that cannot be ascertained on the date of such opinions.

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

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